UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported): May 29, 2012

LookSmart, Ltd.
(Exact name of registrant as specified in its charter)

Delaware	000-26357	13-3904355
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

55 Second Street
San Francisco, CA 94105
(Address of principal executive offices, with zip code)

(415) 348-7000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 29, 2012, LookSmart, Ltd. (“LookSmart” or the “Company) has appointed Christopher O’Hara, age 44, Chief Revenue Officer. He is a domain expert on platform technology, with an emphasis on digital advertising workflow, data management, and real-time bidding. From 2011 to 2012, Mr. O’Hara was the Head of Strategic Partnerships at nPario, Inc. From 2008 to 2011, Mr. O’Hara had served as Senior Vice President, Sales and Marketing at TRAFFIQ. From 2007 to 2009, he was Senior Vice President at Reviewed.com. Chris is a member of American Business Media’s speaker’s bureau and the IAB’s Networks and Exchanges and Sales Executive Committees.  Chris is an accomplished author and contributor to industry publications including Business Insider, eMarketing & Commerce, eConsultancy, AdMonsters, MediaPost, The Agency Post, Adotas, ClickZ, iMediaConnection, DigiDay, and AdWeek.  His latest work, Best Practices in Digital Display Media (eConsultancy) is aimed at helping marketers understand the digital display technology landscape. He is currently working on a comprehensive whitepaper on Data Management that covers marketing approaches to Big Data.

The Company’s Board of Directors has approved the terms of an offer letter with Mr. O’Hara (the “Offer Letter”) providing an annual base salary of $225,000 and an annual performance-based incentive bonus of up to $175,000. Mr. O’Hara will be paid a one-time sign-ing bonus of $25,000. The Company’s Board of Directors has also approved the grant of a stock option to Mr. O’Hara to purchase 125,000 shares of Common Stock of the Company (the “Option”). The exercise price for the Option shares is the closing price of LookSmart, Ltd. as quoted on the NASDAQ exchange on May 29, 2012. The options will vest over a period of four years, with the first 25% vesting at the one-year anniversary of the Grant Date and the remainder vesting on a monthly basis in equal increments during the 36-month period following the initial vesting date, subject to continued employment with the Company.

Furthermore, the Company’s Board of Directors is expected to approve, and it is expected that Mr. O’Hara will enter into, an Executive Change of Control/Severance Agreement (the “Severance Agreement”), which will provide that in the event of termination without cause or voluntary resignation for "good reason", the Company will provide Mr. O’Hara with a severance package consisting of a lump sum payment equal to 3 months of his then-current annual base salary plus 3 months of his cash incentive compensation (at 100% of "plan") and if employment is terminated by the Company without cause or he resigns for "good reason", within twelve months following a change in control of the Company, the stock options held by Mr. O’Hara will be subject to accelerated vesting such that all remaining unvested stock options will vest and become immediately exercisable.

The foregoing descriptions are qualified in their entirety by reference to the Offer Letter and Executive Change of Control/Severance Agreements, which will be filed with the Securities and Exchange Commission following their execution.

There are no arrangements or understandings between Mr. O’Hara and any other persons pursuant to which he was selected as an officer of the Company. There are no family relationships between Mr. O’Hara and any director, executive officer, or any person nominated or chosen by the Company to become a director or executive officer.

A copy of the Offer Letter between the Company and Christopher O’Hara is attached hereto as Exhibit 99.1 and is incorporated by reference.

A copy of LookSmart’s press release announcing the appointment of Mr. O’Hara is attached hereto as Exhibit 99.2 and is incorporated by reference.

Item 8.01.	Other Events

On May 31, 2012, LookSmart, Ltd. announced that the Company's Board of Directors authorized the repurchase of up to $1 million of the Company's common shares. Under the program, the Company may purchase its common shares from time to time in the open market or in privately negotiated transactions. The amount and timing of the purchases will depend on a number of factors including the price and availability of the Company's common shares, trading volume and general market conditions. The Company may also from time to time establish a trading plan under Rule 10b5-1 of the Securities Exchange Act of 1934 to facilitate purchases of its common shares under this authorization.

A copy of LookSmart’s press release announcing the Share Repurchase Program is attached hereto as Exhibit 99.3 and is incorporated by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	The exhibits listed below are being furnished with this Form 8-K.

Exhibit 99.1	Offer Letter between LookSmart, Ltd. And Christopher O’Hara dated May 21, 2012.

Exhibit 99.2	Press Release entitled “Digital Advertising Veteran Chris O’Hara Appointed Chief Revenue Officer at LookSmart” dated May 30, 2012.

Exhibit 99.3	Press Release entitled “LookSmart Announces Authorization of Share Repurchase Program” dated May 31, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

LookSmart, Ltd.
(Registrant)

By:	/s/ William F. O’Kelly
William F. O’Kelly
Chief Financial Officer

Date: May 31, 2012

INDEX TO EXHIBITS

Exhibit Number	Description

Exhibit 99.1	Offer Letter between LookSmart, Ltd. And Christopher O’Hara dated May 21, 2012.

Exhibit 99.2	Press Release entitled “Digital Advertising Veteran Chris O’Hara Appointed Chief Revenue Officer at LookSmart” dated May 30, 2012.

Exhibit 99.3	Press Release entitled “LookSmart Announces Authorization of Share Repurchase Program” dated May 31, 2012.